Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S‑8 No. 333‑217233) of Hess Midstream Partners LP of our report dated March 12, 2018, with respect to the consolidated financial statements of Hess Midstream Partners LP incorporated by reference in this Annual Report (Form 10‑K) for the year ended December 31, 2017.

/s/ Ernst & Young LLP

Houston, Texas

March 12, 2018